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Exhibit 10.20

LICENSE AGREEMENT

        This License Agreement (the "Agreement") is entered into as of March 1, 2004 ("Effective Date"), by and between US Colo, LLC, a California Limited Liability Company, d.b.a. US Colo ("Licensor"), and Vistula USA Inc., a Delaware Corporation ("Licensee").

SECTION 1: SCOPE OF THIS AGREEMENT

        1.1.  The cage or cabinet to be licensed for use by Licensee is located at 650 South Grand Avenue, 10th Floor, Los Angeles, California, and is referred to as #Suite 1001, Cage "D" (the "Premises"). All equipment placed by the Licensee within the Premises shall be both tested and installed in a timely manner, and shall thereafter be referred to as (the "Equipment. With respect to the equipment, Licensee shall ensure the following: (1) that all such Equipment has been installed safely, and in accordance with all applicable laws; (2) that no Equipment shall appear sloppy or unsightly; and (3) that all Equipment shall be securely anchored against the possibility of earthquake. Licensee shall be solely responsible for the installation, operation, maintenance, use and compatibility of Equipment (including software installed therein) not provided by Licensor, and, except as expressly set forth in this Agreement, Licensor shall have no responsibility or liability in connection with the installation, operation, maintenance, use and compatibility of the Equipment not provided by Licensor. Licensor shall provide Licensee with AC and DC power and shall use its best efforts to keep the Premises at a reasonable temperature at all times. Licensee shall not cause or allow any Equipment or wiring with respect to the Equipment to remain outside of its licensed space at any time.

        1.2.  Licensor shall use its best efforts to ensure that Licensee has access to the Premises 24 hours a day, 7 days a week. However, pursuant to rules of the building, Licensee may only remove any of the Equipment from the Premises on 24 hours notice, between the hours of 9 a.m. and 5 p.m., Monday through Friday (excluding Holidays). Said notice of removal shall be made on an approved Property Removal Slip.

        1.3.  Licensee acknowledges that the use of the Premises is conditioned on and subject to the terms and conditions of this Agreement. The Premises may not be used for any purpose, other than the installation, operation, maintenance, use and compatibility of Equipment, without the express prior written permission of Licensor. Violation of this provision shall be ground for immediate termination of this Agreement and a revocation of the License granted herein.

        1.4.  This Agreement is a contract for the use of the Premises and telecom connection opportunities therein. and shall not be construed as a lease. Licensee expressly waives all rights and defenses based on any and all theories, assertions, or position that this Agreement or any part thereof is a lease.

SECTION 2: PAYMENT, RATES, AND TERMS OF PAYMENT

        2.1.  Fees and Charges: All fees and charges for grant of this license are incorporated herein on Exhibit A, and are summarized below. Licensee agrees to timely pay all fees and charges.

          2.1.1    Recurring Fees: Licensee agrees to pay all applicable rates and charges set forth in Exhibit A applicable to this Agreement. The recurring component of the license fee shall be paid on the first day of each month, in advance, irrespective of whether or not an actual invoice for payment is received by Licensee. Any amount not paid by the tenth day of the month shall bear interest commencing as of the first day of said month at the lesser of (i) the rate of 1 1/2% per month, or (ii.) the highest rate permitted by applicable law. If Licensee fails to pay all recurring charges due and owing hereunder by the first day of the subsequent month, Licensor may terminate this Agreement and/or suspend any and all services hereunder, and, may thereafter proceed with all remedies set forth herein.

          2.1.2    Non-Recurring Fees: Payment £or the non-recurring component of any fees or costs for installation or new agreed upon services shall be payable upon Licensee's receipt of Licensee's invoice for the same. Any amount not paid within thirty (30) days of an invoice date shall. bear interest commencing on the invoice date to the date of payment at the lesser of (i) the rate o£ 1 1/2% per month, or (ii)) the highest rate permitted by applicable law. If Licensee fails to pay all amounts due and owing hereunder within thirty (30) days from the invoice date, Licensor way terminate this Agreement and/or suspend any and all services hereunder. Thereafter, Licensee will be charged, in addition to any other fees, a reconnection fee in the amount of $500.00.

          2.1.3    Interconnection Fees: Interconnection charges will be set forth in a form attached hereto as Exhibit "A". Licensee shall provide all information reasonably necessary about vendor(s) needed to interconnect and to test the interconnection. The current rates are given on Exhibit A, and vary depending upon the scope of interconnection required by Licensee. Licensee acknowledges and agrees that Licensee must provide Licensor with written notice thirty (30) days prior to the elimination of charges for interconnection and the disconnection of each and every circuit and Internet connection.

        2.2.  Licensor reserves the right to change or modify the fees for the services, or eliminate or modify certain services, upon not less than forty-five (45) days advance written notice to Licensee. In the event of notice of such change in fees and/or services, Licensee may terminate this Agreement, without penalty, on the effective date of such change upon at least fifteen (15) days advance written notice to Licensor.

        2.3.  Licensee will pay all sales and use taxes, as well as duties or levies, arising in connection with this Agreement.

        2.4.  Licensee shall pay all non-recurring fees, including a security deposit as set forth in Exhibit A before Licensee installs any of its Equipment in the Premises. Said security deposit shall be returned to the Licensee at the termination of this Agreement, if Licensee has paid Licensor in full all amount payable by Licensee to Licensor under this Agreement.

        2.5.  Should Licensee move into the Premises during any calendar month, the charge for any fractional portion of a month shall be computed as one thirtieth (1/30) of the basic monthly fee multiplied by the appropriate number of days of use of the Premises by Licensee in such partial month. Similarly, should Licensee provide written notice of termination during a month a charge for the following month will apply. Thus, Licensee may pay for one and a fraction month upon. both move-in and move-out.

        2.6.  Failure to Pay: On the tenth (10th) day after any Fee is due as set forth above, a Finance and Service Charge may be accessed on any past due balances and Licensor shall provide Licensee of notice of said assessment. However, if Licensee's account remains unpaid for thirty (30) days, Licensee acknowledges and understands the Licensor may proceed as fo11ows: (i) terminate this Agreement, (ii) suspend any and all services hereunder, and/or (iii) immediately lock Licensee out of the Premises without any further notice. Thereafter, Licensor shall deliver to Licensee a 30-day notice to "Move or Sell," If Licensee has failed to pay all amounts then due and owing to Licensor (including all Fees and expenses related to early termination of this Agreement, and any reconnection fees) within thirty (30) days of receipt by Licensee of the notice to "Move or Sell", Licensor may immediately place Licensee's equipment in an outside storage facility, charge any storage fees to Licensee, and/or Licensor may sell the equipment to a liquidator, whose sales are typically well below market rates.

SECTION 3: TERM AND TERMINATION OF LICENSE

        3.1.  Term. This Agreement shall commence on the Effective Date, and. shall continue thereafter for a period of One Year, unless the Agreement is terminated in accordance with the provisions of

Section 3.2 below (the "Term"). If this Agreement is not terminated in accordance with Section 3.2, then this Agreement shall automatically renew under the same terms and conditions of this Agreement for successive One (1) year terms.

        3.2.  Termination At End Of Term. Either party may terminate this Agreement at the end of the Term by giving to the other party written notice at least one full month prior to the conclusion of said Term. However, if either party fails to give such notice, this Agreement shall automatically renew as set forth herein.

        3.3.  Early Termination By Licensor.

          3.3.1    Licensor may terminate or suspend this Agreement upon Licensee's default and/or breach of any term or condition of this Agreement. For the purposes of this Agreement, default includes, without limitation: (i) the failure to pay any amount within ten (10) of when due hereunder; (ii) Licensee's inability to perform any other obligations when due; (iii) the violation of any law or conduct or activity that Licensor, in its sole discretion, believes may subject Licensor to civil or criminal litigation, charges, or damages; and (iv) a failure of Licensee to deliver adequate assurances of due performance or continued performance after Licensor's request for the same. If Licensor has terminated or suspended the services pursuant to this Section 3.3, it shall require a reconnection fee, payable in advance prior to reconnection, in the amount of $500 in order to resume services. Termination of this Agreement pursuant to this section shall not relieve Licensee of its obligation to pay all fees for services otherwise payable in accordance with this Agreement.

          3.3.2    In the event a law or regulatory action prohibits, substantially impairs or makes impractical the provision of any services under this Agreement, as determined by Licensor, Licensor may, at its option, terminate this Agreement or modify any services or the terms and conditions of this Agreement in order to conform to such action, upon thirty (30) days written notice to Licensee, without liability. Licensor may reduce the foregoing notice period, if reasonably necessary under the circumstances. Use by Licensee of the services for a period of thirty (30) days after notice of any change(s) shall constitute acceptance of such changes.

        3.4.  Early Termination By Licensee. Licensee acknowledges and agrees that Licensee's damages if services are cancelled prior to the completion of the Term. shall be difficult or impossible to ascertain, thus the amounts set forth herein are intended to establish liquidated damages in the event of cancellation and are not intended as a penalty. In the event Licensee terminates this Agreement, without cause, prior to the conclusion of the Term, Licensee shall pay to Licensor all charges for services provided through the effective date of such cancellation plus a cancellation charge determined as follows: (a) if the Agreement is cancelled prior to the conclusion of the first year, then the cancellation charge shall be an amount equal to the balance that would otherwise have become due for the unexpired balance of the Term; (b) if the Agreement is canceled after the first year, such cancellation charge shall be an amount equal to fifty percent (50%) of the balance that otherwise would have become due for the unexpired portion of the Term. In addition, if Licensee was granted a discount or waiver with respect to any non-recurring charges based on the duration of Licensee's commitment to use the services for a particular term length, then Licensee shall also pay an amount equal to the discount that it received.

        3.5.  Following termination of this Agreement, Licensee agrees to restore the Premises to the same condition it was prior to the installation of the equipment. Title to any and all equipment located by Licensee in the Premises shall remain owned by Licensee, except as set forth below. Licensor shall have the right, in its sole discretion, to approve any and all of Licensee's proposed contractors.

        3.6.  Upon any sale or conveyance of Licensor of its interest in the building, Licensor shall be relieved from any further obligations under this Agreement, and Licensee shall acknowledge Licensee's transferee as the new Licensor. Subject to all other provisions herein, this Agreement shall be binding upon the parties and their respective successors and assigns.

SECTION 4: CONDUIT ROOM

        4.1.  Licensee agrees that, upon the expiration or termination of this license, Licensee shall promptly remove, at Licensee's sole cost and expense, all cable, wiring, connection lines, and other installations, equipment or property installed or placed by or for Licensee in the Conduit Room and/or the Premises, and restore those portions of the Premises damaged by such removal to their condition immediately prior to the installation or placement of such items. If Licensee fails to promptly remove all such items, Licensor may remove such items and restore those portions of the Building damaged by such removal to their condition immediately prior to the installation or placement of such items, in which case Licensee agrees promptly to pay Licensee's actual costs of removal. and restoration.

        4.2.  Licensee acknowledges that the rights granted to Licensee hereunder do not constitute a lease of any portion of the Conduit Room or Licensee's installations nor an easement, but rather constitute a non-exclusive license for use in common with others. Such license is revocable at Licensee's sole discretion upon any default by Licensee under this Agreement, which is -not cured as set forth herein. Licensor shall retain such rights of revocation notwithstanding any expenditure of money on the installations describer herein or other actual or alleged reliance by Licensee. Such revocation shall be made by written notice from Licensor to Licensee.

SECTION 5: LICENSEE'S REPRESENTATIONS AND WARRANTIES

        5.1.  Licensee represents and warrants the following as of the date of this Agreement:

          5.1.1    Organization. Licensee, is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to own, lease and operate its equipment and to carry on its business as now being and heretofore conducted. Except as otherwise contemplated herein, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and compliance with the terms hereof, have been duly authorized by all necessary corporate action by Licensee.

          5.1.2    No Consents. No other actions, consents or approvals of any party are required or necessary for this Agreement to be executed and fully perforated by Licensee.

          5.1.3    Equipment. With respect to the Equipment to be installed at the Premises, Licensee either owns the Equipment, or Licensee has obtained all necessary consents front the owner of said Equipment, and Licensee is specifically authorize to install the Equipment at the Premises. Licensee shall furnish copies of all such consents to Licensor before the Equipment is installed at the Premises. The Equipment and any data generated from the Equipment, will not infringe upon any copyright, patent, trademark, trade secret, contract right or other third party rights.

          5.1.4    Litigation. Licensee is not engaged in any legal action or other proceeding before a court or administrative agency, no claims have been made or, to the knowledge of Licensee, threatened against Licensee or the Equipment. Licensee is not a party to or the subject of any writ, injunction., or decree of any court or governmental instrumentality affecting the Equipment, Licensee's use thereof, or that might in any other manner effect.the transaction contemplated by this Agreement. There are no existing unsatisfied judgments against Licensee, or the Equipment, nor are there any prejudgment remedies (e.g., restraining order, protection order, etc.) against Licensee or the Equipment.

          5.1.5    No Other Representations. Except as expressly set forth herein, Licensor has made no representations or warranties to Licensee, and Licensee bas not relied upon any oral of written statements, promises, agreements, representations or warranties of Licensor or its representatives in connection with entering into this Agreement, other than the terms of this Agreement itself.

SECTION 6: LIABILITY, INDEMNITY, WAIVER, AND INSURANCE

        6.1.  EXCEPT AS SPECIFICALLY SET FORTH HEREIN THE SERVICES AND RELATED SOFTWARE AND/OR EQUIPMENT PROVIDED BY LICENSOR, IF ANY, ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO ADVICE OR INFORMATION GIVEN BY LICENSOR, ITS AFFILIATES OR ITS CONTRACTORS OR THEIR RESPECTIVE EMPLOYEES SHALL CREATE A WARRANTY. Some states do not allow the limitation of implied warranty, and therefore certain provisions may not apply to clients located in those states.

        6.2.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, IN NO EVENT SHALL LICENSOR, ITS AFFILIATES OR ITS CONTRACTORS BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES ARISING FROM OR RELATED TO THE SERVICES IRRESPECTIVE OF WHETHER LICENSOR HAS ADVISED OR HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. LICENSOR'S LIABILITY HEREUNDER TO LICENSEE SHALL IN NO EVENT EXCEED THE LOWER OF (i) AN AMOUNT EQUAL TO THE AVERAGE MONTHLY RECURRING CHARGE PAID BY LICENSEE FOR THE PARTICULAR SERVICE TO WHICH THE CLAIM PERTAINS, SUCH AVERAGE MONTHLY CHARGE TO BE CALCULATED DURING THE PERIOD FROM EXECUTION OF THE SERVICES TO THE DATE A CLAIM IS MADE, OR (ii) THE FEES, IF ANY, DUE AND OWING TO LICENSOR HEREUNDER. LICENSEE HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY OR THAT THIS AGREEMENT FAILS IN AN ESSENTIAL, PURPOSE. Some states do not allow the exclusion of incidental or consequential damages, and therefore certain provisions hereof may not apply to clients located in those states.

        6.3.  LICENSEE UNDERSTANDS AND AGREES FURTHER THAT THE INTERNET (i) CONTAINS MATERIALS SOME OF WHICH ARE SEXUALLY EXPLICIT OR MAY BE OFFENSIVE TO SOME PEOPLE AND (ii) IS ACCESSIBLE BY PERSONS WHO MAY ATTEMPT TO BREACH THE SECURITY OF LICENSER'S AND/OR LICENSEE'S NETWORK FACILITIES. LICENSOR HAS NO CONTROL OVER AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY WHATSOEVER FOR SUCH MATERIALS OR ACTIONS AND LICENSEE'S USE AND ACCESSES OF THE SERVICES IS AT LICENSEE'S OWN RISK.

        6.4.  Licensee acknowledges and agrees that through no fault of Licensor, Licensee's data could be lost and/or destroyed, and that Licensor does not, and will not maintain a backup of Licensee's data. As such, Licensee shall be responsible for the backup and maintenance of its data and. all of its Equipment.

        6.5.  Licensor does not warrant that the services provided herein shall be free from any interruptions, for any reason whatsoever. Licensor shall not be liable for any failure to provide services provided herein where such failure is due to any act of God, governmental control or factors beyond reasonable control of Licensor. Licensee will furnish a Certificate of Insurance showing evidence of insurance in the amount of $1,000,000 for General Liability, Property and Worker's Compensation. Said insurance shall name Licensor as an additional insured.

        6.6.  Licensee shall indemnify and hold Licensor harmless against and from liability and claims of any kind or loss or damage to Premises or any other person, or for any injury to or death of any person, arising out of (1) Licensee's use of the Premises, or any work, activity or other things allowed or suffered by Licensee to be done in, on or about the Premises; (2) any breach or default by Licensee of any of Licensee's obligations under this Agreement; or (3) any negligent or otherwise tortuous act or omission of Licensee, its agents, employees, invitees or contractors. Licensee shall at Licensee's expense, and by counsel satisfactory to Licensor, defend Licensor in any action or proceeding arising from any such claim and shall indemnify Licensor against all costs, reasonable attorneys' fees, expert witness fees and any other expenses reasonably incurred in such action or proceeding. As a material part of the consideration for Licensee's execution of this Agreement, Licensee hereby assumes all risk of damage or injury to any person or property in, on or about the Premises from any cause.

        6.7.  Licensor shall not be liable for injury or damage which may be sustained by the person, properly or Equipment of Licensee, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which way leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or from any other sources, other than injury or damage resulting from the Licensee's gross negligence or willful misconduct. Licensor shall not be liable for any damages arising from any act or omission of any other licensee of the Building or Premises.

SECTION 7: ASSIGNABILITY OF AGREEMENT

        7.1.  Licensee shall not assign this Agreement without the prior written consent of Licensor. Any attempt to assign this Agreement without the prior written consent of Licensor shall, at the sole option of Licensor, result in the immediate termination of thus Agreement. No partial assignment shall be permitted.

SECTION 8: NOTICES

        8.1.  All notices, consents, and other communications hereunder shall be in writing and shall be deemed to have been duly given as of the date of delivery or mailing, if delivered or mailed, first class postage prepaid, certified or registered mail, return receipt requested to the following addresses, unless contrary instructions are given by the parties in. writing:

Licensee: Vistula USA, Inc., P.O. Box 9260, Incline Village, NV 89452

Licensor: US Colo, LLC. 650 South Grand Avenue, Suite 1000 Los Angeles, CA 90017, 213-689-4600

SECTION 9: MISCELLANEOUS

        9.1.    Entire Agreement.    This Agreement constitutes the entire Agreement between Licensor and Licensee and supersedes all prior agreements, whether written or oral with respect to the services being provided under the terms of the.Agreement, and the terms hereof may be changed or waived only by an agreement in writing signed by both parties hereto.

        9.2.    Attorneys Fees.    In the event of any action, suit or proceeding brought under in connection with this Agreement, the prevailing party shall be entitled to recover. and the non-prevailing party agrees to pay, the prevailing party's costs and expenses in connection therewith, including actual attorney's fees.

        9.3.    Governing Law.    The laws of the State of California shall govern this Agreement and the rights and obligations of the Parties. All parties consent that venue for filing of any lawsuits brought hereunder shall be in the City of Los Angeles, County of Los Angeles, and State of California.

        9.4.    Interpretation.    At all times material hereto, the parties have bad the opportunity to consult with legal counsel of their own choosing concerning their rights and obligations pursuant to this Agreement, the form and content of this Agreement, and the advisability of executing this Agreement. No provision of this Agreement may be interpreted for or against any party hereto because that party or its legal representative drafted such provision. If any provision of this Agreement is deemed void able, or unenforceable, the other provisions of this Agreement shall remain in full force and effect.

        9.5.    Waiver.    Licensee agree that the failure of Licensor to insist upon or enforce strict performance by Licensee with any provision of this Agreement or to exercise any right under or rely upon any such provision or right in that or any other instance; rather, the same shall be and this Agreement shall not be construed as a waiver or relinquishment of Licensor's right to assert retrain in full force and effect.

        9.6.    Independent Contractors.    Neither party will be an agent, representative, or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on the behalf of, or incur any obligation) or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted partnership between the parties or to impose any partnership obligation or liability upon either party.

The parties have executed this Agreement as, of August 1, 2004

Licensee:	Licensor:
Vistula USA Inc. P.O. Box 9260 Incline Village, NV 89452	US Colo, LLC, A California Limited Liability Company, d.b.a. US Colo.
By: /s/ MARK SCULLY Mark Scully - President	By: /s/ NAVROZ HAJI Navroz Haji - Managing Member

EXHIBIT A

LICENSEE CHARGES AND FEES

        Cage or Cabinet Number Suite 1001 Cage D

LICENSEE CHARGES AND FEES

Description	Total
Cage/Cabinet Monthly Fee		$1500.00
Cage/Cabinet one-time set-up fee	$
Interconnection facility License fee	$
Security Deposit (includes 1st mo. Power)	$
Security Card set-up fee ($35 fee to replace a lost card)	$

Sub-Total		$1500.00

CIRCUIT INSTALLATIONS

Description (One-Time)	Quantity	Rate	Total
T-1/E-1 Inter Bldg one-time set up fee		$100.00	$
T-1/E-1 Intra Bldg one-time set up fee		$75.00	$
T-1/E-1 Intra Bldg one-time set up fee		$50.00	$
DS-3 Inter Bldg one-time set up fee		$150.00	$
DS-3 IntraBldg one-time set up fee		$150.00	$
Telco Lines one-time set up fee	2	$100.00		$200.00

Sub-Total				$200.00

Description (Monthly)	Quantity	Rate	Total
T-1 Inter Building — monthly		$50.00	$
T-1 Intra Building — monthly		$50.00	$
T-1 Inter room — monthly		$25.00	$
E-1 Inter Building — monthly		$75.00	$
E-1 Intra Building — monthly		$75.00	$
DS-3 Inter Building — monthly		$150.00	$
DS-3 Intra Building — monthly		$150.00	$
Telco Lines			$
Bandwidth ($50.00 per Meg) — monthly	10	$50.00		$500.00

Sub-Total				$500.00

Rack mounted or standalone portable UPS units are highly recommended.

UTILITIES FEES

Description	Quantity	Rate	Total
A/C Power one-time set-up fee		$250.00	$
A/C Power — monthly (20 Amp minimum)	110	$3.00 per Amp Per month		$330.00
D/C Power one-time set up fee		$500.00	$
D/C Power — monthly (30 Amp minimum)	160	$3.00 per Amp Per Month		$480.00
Chilled Water			$

Sub Total				$810.00

GRAND TOTAL				$3010.00

Licensee: Vistula USA, Inc. hereby certifies that they have read this Exhibit A containing the prices that they will be charged pursuant to the terms of the License Agreement.

By:	/s/ MARK SCULLY	(Authorized Agent)
Its: President		(Corporate Title)
Vistula USA, Inc.		(Company Name)
August 1, 2004		(Dated)

EXHIBIT B

INTERCONNECTION RULES

Licensee Name:	Vistula USA Inc.
Cage or Cabinet Number:	Suite 1001 Cage D

        1.     No wire is to be run outside of customer cabinet or cage.

        2.     Nothing may be stored outside of licensee's cabinet or cage overnight. U.S. Colo shall dispose of any such property.

        3.     Each cardholder must sign in and out of the Interconnection Room.

        4.     Equipment removal requires a signed U.S. Colo property removal slip and 24 hours written notice.

        5.     Mail for company shall be picked up or forwarded within two weeks or it will be returned to sender.

        6.     All circuits are subject to written design layout and order from customer's carrier. Forms must be filled out properly.

        Licensee: Vistula USA Inc. hereby certifies that they have read this Exhibit B containing the Interconnection Rules and agrees to be bound by said Rules.

        Vistula USA Inc.

By:	/s/ MARK SCULLY	("Authorized Agent")
Its: President		(Corporate Title)

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  Exhibit 10.20